Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-168467) of L-3 Communications Holdings, Inc. of our report dated June 21, 2012 relating to the financial statements of the L-3 Communications Master Savings Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

June 21, 2012